Exhibit 99.1

news

CONTACT:
Bradley D. Allen
Imation Corp.
651-704-5818

Imation Corp. Reports Record Data Storage Revenue of $274.4
Million; Up 10% for Third Quarter

E.P.S. From Continuing Operations of $0.46 Flat With Q3 2002
Worldwide Volume Growth Hits 18%; Optical Product Revenue Nearly Doubled

OAKDALE, Minn. (Oct. 23, 2003) — Imation Corp. (NYSE:IMN), a leading supplier of removable data storage media, today reported income from continuing operations of $16.7 million, or earnings per diluted share of $0.46, on $287.8 million in revenue for the third quarter ended September 30, 2003. This result compares with income from continuing operations of $16.4 million, or earnings per diluted share of $0.46, on $263.8 million in revenue for the comparable period a year ago.

     For the third quarter of 2002, results from discontinued operations totaled $2.1 million, including a $1.6 million after tax gain on the sale of the North American Digital Solutions and Services business divested in the quarter resulting in total reported net income per diluted share of $0.52.

     Commenting on the results, Imation Chairman and CEO Bill Monahan said, “We achieved excellent growth and record data storage revenues in a difficult and uncertain economic and industry environment this quarter. Year over year revenue growth of ten percent for Q3 — up from the 3.5 percent growth in the first half — is on track with our outlook for full year revenue growth. We expect even stronger growth in Q4. Volume growth was strong globally and came in at 18 percent.”

     “We saw very strong growth on our already solid global position for optical products. In addition, our Global Data Media joint venture with MBI (Moser Baer India, Ltd.) began to contribute in the quarter and was one factor in our growth and share gains. We expect the benefits to grow as we ramp up our relationship. Our overall market share continues to climb with approximately 30 percent of revenue in the quarter coming from optical products, nearly double the optical revenue in the year ago period. We also saw excellent year-over-year growth in the StorageTek 9940™ and LTO Ultrium™ tape cartridges.”

     “In the quarter, we saw aggressive price pressure on midrange tape accelerate, which negatively impacted both revenue and gross margins. Gross margins were also impacted by product mix and, early in the quarter, some factory performance issues that improved as we exited the quarter. While we had a particularly soft month in August, which negatively impacted both revenue and margins, September finished the quarter on a strong note. We also achieved record low operating expense ratios — below 20 percent of revenue between R&D and SG&A.”

     “While inventories increased $12 million sequentially, primarily to support our optical growth, we are not pleased with the level of increase and are taking actions to effectively manage this as we grow our volumes. For example, we initiated a program of postponement for optical products which increases our flexibility and reduces our risk for these high volume products.”

     “With our leveraged model, we are managing the business to take advantage of evolving growth opportunities while we continue to strengthen our worldwide market share position. For example, we have made solid progress with our China and Asia Pacific sales initiatives. We remain excited about our long term opportunities to achieve sustainable ten percent growth at ten percent operating margins,” Monahan concluded.

     For the nine months ended September 30, 2003, Imation reported income from continuing operations of $57.1 million, or $1.58 per diluted share, on revenues of $829.1 million. This compares with income from continuing operations of $52.2 million, or $1.47 per diluted share, on revenues of $795.8 million in 2002.

     Ending cash totaled $439.5 million, down approximately $40 million from the second quarter of 2003 due to several factors including investments in future growth. As forecasted, capital spending grew to $23.2 million, driven by investment in the Weatherford, OK coater facility. Cash was reduced by approximately $15 million, which was put into escrow associated with the expected purchase of certain assets of EMTEC Magnetics GmbH, for which the Company recently received regulatory approval. Inventories increased $12 million due primarily to the growth in the optical business.

     Cash flow from operations was $8.7 million. Depreciation and amortization was $9.5 million. The Company also spent $9.8 million in the quarter to buy back 285,000 shares of common stock and paid out $2.8 million in dividends to shareholders.

     The tax rate for the quarter declined to approximately 30 percent as a result of favorable changes in the geographic mix of earnings. This brings the year-to-date rate to 33 percent, down from 34 percent for the first six months.

BUSINESS OUTLOOK

     The following section contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. These statements are based on the Company’s current outlook for fiscal year 2003, and are subject to the risks and uncertainties described below.

•	The typically seasonally strong fourth quarter is expected to deliver higher revenues and margins sequentially compared with the third quarter of 2003.

•	For the fourth quarter, Data Storage and Information Management segment revenue is estimated to grow nine to 13 percent over Q4 of 2002 to a range of $285 million to $295 million resulting in data storage revenue of $1.07 billion to $1.08 billion for the full year, representing approximately seven to eight percent growth over 2002.

•	Fourth quarter operating income is expected to be in the range of $23 million to $27 million, resulting in full year 2003 operating income in the range of $105 million to $109 million.

•	Fourth quarter earnings per share (EPS) from continuing operations is estimated to range between $0.45 and $0.52 bringing full year 2003 EPS from continuing operations to a range between $2.03 and $2.10.

•	Gross margin is estimated to be in the range of 29 to 30 percent of revenue for the full year.

•	Research and Development spending is targeted to be approximately five percent of revenues for the full year.

•	Selling, General and Administrative spending is estimated to be approximately 15 percent of revenues for the full year.

•	The tax rate is estimated to be 33 percent for the year.

•	Capital spending is targeted to be up to $75 million for the year.

•	Depreciation and amortization is estimated to be approximately $38 million to $40 million for the year.

     A live webcast of Imation Corp.’s Third Quarter Teleconference will be available on the Internet on a listen-only basis at www.imation.com or www.streetevents.com. A replay of this webcast will be available at either of these websites through Wednesday, October 29. A taped replay of the teleconference will be available beginning at 11:00 AM Central Daylight Time, October 23, until 5:00 PM Central Time on October 29 by dialing 800-633-8284 (reservation number 21161002). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.

About Imation Corp.

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. With one of the broadest product lines in the industry — spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, Imation serves customers in more than 60 countries, in both business and consumer markets. From large data centers to distributed networks, Imation’s tape cartridges are used in data processing, security, business continuity, backup and archiving applications. Customer needs for reliability, convenience and portability to store and manage business data, photos, video, images and music on professional and home desktops and increasingly in consumer electronics devices drive demand for Imation’s optical and diskette products. With more than 300 technology scientists and nearly 300 patents in the U.S. alone, Imation continues to pioneer today’s proven magnetic and optical media technologies. As of September 2003, Imation employed approximately 2,800 people worldwide. Revenues from outside the U.S. contribute approximately 53 percent of total sales. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456.

Certain information contained in this press release which does not relate to historical financial information, including the Business Outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the Company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer relationship, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth in the Company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Net revenues	$287.8	$263.8	$829.1	$795.8
Cost of goods sold	210.1	178.6	582.8	553.5

Gross profit	77.7	85.2	246.3	242.3
Operating expenses (income):
Selling, general and administrative	40.5	44.3	124.1	133.6
Research and development	15.5	13.3	40.9	36.8
Litigation (1)	(1.0)	—	(1.0)	(6.4)
Restructuring and other (2)	—	0.1	—	(2.0)

Total	55.0	57.7	164.0	162.0
Operating income	22.7	27.5	82.3	80.3
Other (income) and expense:
Interest income	(1.2)	(2.3)	(4.7)	(6.2)
Interest expense	0.3	0.3	0.9	0.9
Other, net	(0.5)	4.1	0.7	5.3

Total	(1.4)	2.1	(3.1)	—
Income from continuing operations before taxes	24.1	25.4	85.4	80.3
Income tax provision	7.4	9.0	28.3	28.1

Income from continuing operations	16.7	16.4	57.1	52.2
(Loss) income from discontinued operations, net of taxes	(0.3)	2.1	0.2	4.6

Net income	$16.4	$18.5	$57.3	$56.8

Basic earnings (loss) per common share:
Continuing operations	$0.47	$0.47	$1.61	$1.50
Discontinued operations	$(0.01)	$0.06	$—	$0.13

Net income	$0.46	$0.53	$1.61	$1.63

Diluted earnings (loss) per common share:
Continuing operations	$0.46	$0.46	$1.58	$1.47
Discontinued operations	$(0.01)	$0.06	$—	$0.13

Net income	$0.45	$0.52	$1.58	$1.60

Weighted average basic shares outstanding	35.5	35.0	35.5	35.0

Weighted average diluted shares outstanding	36.3	35.7	36.3	35.6

(1) The three month period ended September 30, 2003, includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled in this period. The nine month period ended September 30, 2002, includes a net litigation benefit due primarily to the May 29, 2002, legal settlement with Quantum Corporation and Maxell, net of associated legal expenses.

(2) The three month period ended September 30, 2002, represents charges related to the Storage Professional Services business offset by adjustments of reserves from the Company’s previous restructuring programs as the result of lower than expected costs. The nine month period ended September 30, 2002, relates primarily to adjustments of reserves from the Company’s previous restructuring programs as the result of lower than expected costs.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF REPORTED RESULTS TO ADJUSTED RESULTS
THREE MONTHS ENDED SEPTEMBER 30
(In millions, except per share amounts)
(Unaudited)

	Three months ended September 30,

	2003

	As	Special	As
	Reported	Items	Adjusted (1)	2002

Net revenues	$287.8		$287.8	$263.8
Cost of goods sold	210.1		210.1	178.6

Gross profit	77.7	—	77.7	85.2
Operating expenses (income):
Selling, general and administrative	40.5		40.5	44.3
Research and development	15.5		15.5	13.3
Litigation (2)	(1.0)	$(1.0)	—	—
Restructuring and other (3)	—	—	—	0.1

Total	55.0	(1.0)	56.0	57.7
Operating income	22.7	1.0	21.7	27.5
Other (income) and expense:
Interest income	(1.2)		(1.2)	(2.3)
Interest expense	0.3		0.3	0.3
Other, net	(0.5)		(0.5)	4.1

Total	(1.4)	—	(1.4)	2.1
Income from continuing operations before taxes	24.1	1.0	23.1	25.4
Income tax provision	7.4	0.4	7.0	9.0

Income from continuing operations	16.7	0.6	16.1	16.4
(Loss) income from discontinued operations, net of taxes	(0.3)	—	(0.3)	2.1

Net income	$16.4	$0.6	$15.8	$18.5

Basic earnings (loss) per common share:
Continuing operations	$0.47	$0.02	$0.45	$0.47
Discontinued operations	$(0.01)	$—	$(0.01)	$0.06

Net income	$0.46	$0.02	$0.44	$0.53

Diluted earnings (loss) per common share:
Continuing operations	$0.46	$0.02	$0.44	$0.46
Discontinued operations	$(0.01)	$—	$(0.01)	$0.06

Net income	$0.45	$0.02	$0.43	$0.52

Weighted average basic shares outstanding	35.5	35.5	35.5	35.0

Weighted average diluted shares outstanding	36.3	36.3	36.3	35.7

(1) The As Adjusted results are provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(2) The three month period ended September 30, 2003, includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled in this period.

(3) The three month period ended September 30, 2002, represents charges related to the Storage Professional Services business offset by adjustments of reserves from the Company’s previous restructuring programs as the result of lower than expected costs.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF REPORTED RESULTS TO ADJUSTED RESULTS
NINE MONTHS ENDED SEPTEMBER 30
(In millions, except per share amounts)
(Unaudited)

	Nine months ended September 30,

	2003			2002

	As	Special	As	As	Special	As
	Reported	Items	Adjusted (1)	Reported	Items	Adjusted (1)

Net revenues	$829.1		$829.1	$795.8		$795.8
Cost of goods sold	582.8		582.8	553.5		553.5

Gross profit	246.3		246.3	242.3		242.3
Operating expenses (income):
Selling, general and administrative	124.1		124.1	133.6		133.6
Research and development	40.9		40.9	36.8		36.8
Litigation (2)	(1.0)	$(1.0)	—	(6.4)	$(6.4)	—
Restructuring and other (3)	—	—	—	(2.0)	(2.0)	—

Total	164.0	(1.0)	165.0	162.0	(8.4)	170.4
Operating income	82.3	1.0	81.3	80.3	8.4	71.9
Other (income) and expense Interest income	(4.7)		(4.7)	(6.2)		(6.2)
Interest expense	0.9		0.9	0.9		0.9
Other, net	0.7		0.7	5.3		5.3

Total	(3.1)	—	(3.1)	—	—	—
Income from continuing operations before taxes	85.4	1.0	84.4	80.3	8.4	71.9
Income tax provision	28.3	0.4	27.9	28.1	3.0	25.1

Income from continuing operations	57.1	0.6	56.5	52.2	5.4	46.8
Income from discontinued operations, net of taxes	0.2	—	0.2	4.6	—	4.6

Net income	$57.3	$0.6	$56.7	$56.8	$5.4	$51.4

Basic earnings per common share:
Continuing operations	$1.61	$0.02	$1.59	$1.50	$0.16	$1.34
Discontinued operations	$—	$—	$—	$0.13	$—	$0.13

Net income	$1.61	$0.02	$1.59	$1.63	$0.16	$1.47

Diluted earnings per common share:
Continuing operations	$1.58	$0.02	$1.56	$1.47	$0.15	$1.32
Discontinued operations	$—	$—	$—	$0.13	$—	$0.13

Net income	$1.58	$0.02	$1.56	$1.60	$0.15	$1.45

Weighted average basic shares outstanding	35.5	35.5	35.5	35.0	35.0	35.0

Weighted average diluted shares outstanding	36.3	36.3	36.3	35.6	35.6	35.6

(1) The As Adjusted results are provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(2) The three month period ended September 30, 2003, includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled in this period. The nine month period ended September 30, 2002, includes a net litigation benefit due primarily to the May 29, 2002, legal settlement with Quantum Corporation and Maxell, net of associated legal expenses.

(3) The three month period ended September 30, 2002, represents charges related to the Storage Professional Services business offset by adjustments of reserves from the Company’s previous restructuring programs as the result of lower than expected costs. The nine month period ended September 30, 2002, relates primarily to adjustments of reserves from the Company’s previous restructuring programs as the result of lower than expected costs.

IMATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets
Cash and equivalents	$439.5	$474.7
Accounts receivable — net	173.8	138.1
Inventories	163.6	139.0
Other current assets	68.9	90.4

Total current assets	845.8	842.2
Property, plant and equipment — net	209.4	181.5
Other assets	79.4	96.2

Total assets	$1,134.6	$1,119.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$131.0	$96.2
Accrued payroll	18.3	28.0
Short-term debt	—	4.5
Other current liabilities	121.3	181.3

Total current liabilities	270.6	310.0
Other liabilities	65.4	71.4
Shareholders’ equity	798.6	738.5

Total liabilities and shareholders’ equity	$1,134.6	$1,119.9

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)

Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended September 30,		Nine months ended September 30,

	2003	2002	2003	2002

Gross Margin %	27.0%	32.3%	29.7%	30.4%
Capital Expenditures	$23.2	$8.2	$53.8	$29.6
Depreciation	$8.1	$8.9	$24.2	$24.9
Amortization	$1.4	$1.8	$4.1	$4.3
Tax Rate	30%	35%	33%	35%

Asset Utilization Information *

	September 30,	December 31,

	2003	2002

Days Sales Outstanding (DSO)	47	43
Days of Inventory Supply	80	70
Debt to Total Capital	0.0%	0.6%

Other Information

Approximate employee count as of September 30, 2003:	2,800
Book value per share as of September 30, 2003:	$22.43
Shares used to calculate book value per share (millions):	35.6
In the third quarter of 2003 Imation repurchased 285,000 shares of its stock for $9.8 million.

Revenues by Area ($ Millions)

	Quarter ended September 30,		Nine months ended September 30,

	2003	2002	2003	2002

United States	$136.2	$135.9	$388.7	$408.5
% of total	47%	52%	47%	51%
International	$151.6	$127.9	$440.4	$387.3
% of total	53%	48%	53%	49%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholder’s equity and total debt. (As of September 30, 2003, the Company does not have any debt.)

IMATION CORP.
Segment Information
($ millions)
(Unaudited)

	Revenue

	2002					2003

	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	YTD

Data Storage & Information Management	$252.2	$245.3	$249.5	$256.9	$1003.9	$260.0	$254.7	$274.4	$789.1
Digital Solutions & Services (1)	4.8	3.8	0.9	—	9.5	—	—	—	—
Specialty Papers (2)	13.6	12.2	13.3	14.0	53.1	13.3	13.3	13.4	40.0
Corporate & Other	—	0.1	0.1	—	0.2	—	—	—	—

TOTAL	$270.6	$261.4	$263.8	$270.9	$1,066.7	$273.3	$268.0	$287.8	$829.1

	Operating Income

	2002					2003

	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	YTD

Data Storage & Information Management	$22.2	$23.1	$26.7	$27.2	$99.2	$31.4	$25.5	$19.6	$76.5
Digital Solutions & Services (1)	(1.8)	(1.9)	(0.3)	—	(4.0)	—	—	—	—
Specialty Papers (2)	2.2	1.2	2.1	1.7	7.2	1.9	2.1	1.2	5.2
Corporate & Other	(0.1)	(0.6)	(0.9)	(0.5)	(2.1)	(0.5)	(0.8)	0.9	(0.4)
Subtotal without Litigation & Restructuring (3)	22.5	21.8	27.6	28.4	100.3	32.8	26.8	21.7	81.3
Litigation & Restructuring (4)	—	8.5	(0.1)	2.0	10.4	—	—	1.0	1.0

TOTAL	$22.5	$30.3	$27.5	$30.4	$110.7	$32.8	$26.8	$22.7	$82.3

Historical financial information presented above has been reclassified to reflect the North America Digital Solutions and Services business as discontinued operations, absent allocated corporate overhead.

(1) The Digital Solutions and Services business outside of North America was closed by the end of the third quarter of 2002.

(2) The three month period ended March 31, 2002, includes revenue of $1.6 million and operating income of $0.6 million for the videodisc replication business which was closed at the end of the first quarter of 2002.

(3) The Subtotal without Litigation & Restructuring is provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(4) Second quarter 2002 includes a net litigation benefit of $6.4 million as well as $2.1 million for a restructuring adjustment benefit; Third quarter 2002 includes a restructuring charge of $1.8 million and a $1.7 million restructuring adjustment benefit; Fourth quarter 2002 includes a $2.0 million restructuring adjustment benefit. Third quarter 2003 includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled in this period.